Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Blueknight Energy Partners, L.P. of our report dated March 26, 2020 relating to the financial statements, which appears in Blueknight Energy Partners, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
March 4, 2021